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EXHIBIT 21


                   Subsidiaries of Northgate Innovations, Inc.
                   -------------------------------------------


                                   Jurisdiction of
Name of Subsidiary                 Organization            Percentage Ownership
------------------                 ------------            --------------------

Lan Plus Corporation                California                   100%

Mcglen Micro, Inc.                  California                   100%

AMT Components, Inc.                California                   100%

Western Technologies, Inc.          California                   100%

Adrenalin Entertainment, Inc.       California                   100%
(name holding subsidiary only)